Exhibit 99.3

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Bristol-Myers Squibb Company

We have audited the accompanying statement of net revenues and direct expenses of the U.S. business of Recothrom, which is a product line of the Bristol-Myers Squibb Company (the “Company”), for the year ended December 31, 2012, and the related notes (the “Statement”).

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to Company’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control as it relates to the Statement. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the net revenues and direct expenses of the U.S. business of Recothrom for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Basis of Presentation

We draw attention to Note 2 of the Statement, which describes the basis of presentation. The Statement is not intended to be a complete presentation of the revenues and expenses of the U.S. business of Recothrom. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

May 28, 2013